SCHEDULE 14C
(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))
☐ Definitive Information Statement

LID HAIR STUDIOS INTERNATIONAL, INC.
(Name of the Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
☒ No Fee Required
☐ Fee Computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
1. Title of each class of securities to which transaction applies:
________________________________________________

2. Aggregate number of securities to which transaction applies:
________________________________________________

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
________________________________________________

4. Proposed maximum aggregate value of transaction:
________________________________________________

5. Total fee paid:
________________________________________________

☐  Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:
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2. Form, Schedule, or Registration Statement No.:
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3. Filing Party:
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4. Date Filed:
________________________________________________

LID HAIR STUDIOS INTERNATIONAL, INC.

Avenida Atlantica 1260, Apt. 801
Rio De Janeiro, RJ, Brazil, 22021-000

INFORMATION STATEMENT

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

September [  ], 2008

To Our Stockholders:

This Information Statement is being furnished by the Board of Directors of Lid Hair Studios International, Inc., or Lid Hair Studios, to the holders of shares of common stock, par value $0.001 per share, of Lid Hair Studios to provide notice that our Board of Directors, after careful consideration, has approved, subject to certain conditions, the following actions:

•	to amend our Articles of Incorporation to change the name of Lid Hair Studios to “ISR Systems and Sensors Corporation.” We refer to this action as the “name change”;

•
to amend our Articles of Incorporation to increase Lid Hair Studios’ authorized capital stock by 5,000,000 shares and classify these shares as preferred stock, the terms, preferences, rights and designations of which will be determined by the Board of Directors.  We refer to this action as the “preferred stock action”; and

•
to amend our Articles of Incorporation to effect a 1-for-8 reverse stock split of our issued and outstanding common stock, after giving effect to the sale of Lid Hair Studios’ operating subsidiary, more fully described herein.  We refer to this action as the “reverse stock split”.

The name change, preferred stock action and the reverse stock split are referred to collectively as the corporate actions.  The affirmative vote of a majority of the issued and outstanding shares of Lid Hair Studios’ common stock is required to adopt each of the corporate actions.  On September [  ], 2008, Eric Anderson, the holder of a majority of Lid Hair Studios’ issued and outstanding common stock, executed a written consent approving and adopting the corporate actions, subject to the consummation of the proposed reverse merger discussed further below.  The purpose of this Information Statement is to apprise you of these actions and to comply with applicable SEC and Nevada regulations requiring notice to stockholders.

The corporate actions have been approved by the Board of Directors in contemplation of a proposed reverse merger transaction with ISR Systems and Sensors Corporation, or ISR.  Lid Hair Studios and ISR anticipate entering into and completing the reverse merger transaction by September 30, 2008, although the parties have not entered into a definitive merger agreement as of the date of this Information Statement.  The proposed principal terms of the reverse merger transaction are described in this Information Statement.  The effectiveness of the corporate

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actions is conditioned on Lid Hair Studios and ISR entering into a definitive agreement and consummating a reverse merger transaction by September 30, 2008; if these events do not occur, then the name change, the preferred stock action and the reverse stock split will not occur.

The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on September [], 2008.  This Information Statement will be first mailed on or about September 10, 2008 to stockholders of record at the close of business on the record date. As of the record date, there were outstanding 9,300,000 shares of Lid Hair Studios’ common stock.  The holders of Lid Hair Studios’ common stock are entitled to one vote per share of common stock registered in their name on the books of Lid Hair Studios at the close of business on the record date.

The Board of Directors anticipates that if the reverse merger transaction is consummated,  the corporate actions will be effected on or about September 30, 2008, representing 20 days after this Information Statement is first mailed to stockholders.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

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We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements we may have under the Nevada Revised Statutes and in compliance with SEC Regulation 14C.  No additional action will be undertaken by Lid Hair Studios with respect to the receipt of written consent.  No dissenters rights under the Nevada Revised Statutes are afforded to Lid Hair Studios’ stockholders as a result of the reverse merger or the corporate actions described below.

INTRODUCTION

This Information Statement is being furnished by the Board of Directors of Lid Hair Studios International, Inc., or Lid Hair Studios, to provide notice that our Board of Directors, after careful consideration, has approved, subject to certain conditions, the following actions:

•	to amend our Articles of Incorporation to change the name of Lid Hair Studios to “ISR Systems and Sensors Corporation.” We refer to this action as the name change;

•
to amend our Articles of Incorporation to increase Lid Hair Studios’ authorized stock by 5,000,000 shares and classify these shares as preferred stock, the terms, preferences, rights and designations of which will be determined by the Board of Directors.  We refer to this action as the preferred stock action; and

•
to amend our Articles of Incorporation to effect a 1-for-8 reverse stock split of our issued and outstanding common stock, after giving effect to the sale of Lid Hair Studios’ operating subsidiary, more fully described herein.  We refer to this action as the reverse stock split.

The name change, the preferred stock action and the reverse stock split are referred to collectively as the corporate actions.  The affirmative vote of a majority of the issued and outstanding shares of Lid Hair Studios’ common stock is required to adopt each of the corporate actions.  On September [  ], 2008, Eric Anderson, the holder of a majority of Lid Hair Studios’ issued and outstanding common stock, executed a written consent approving and adopting the corporate actions, subject to the consummation of the proposed reverse merger.  The purpose of this Information Statement is to apprise you of these actions.

The corporate actions have been approved by the Board of Directors in contemplation of a proposed reverse merger transaction with ISR Systems and Sensors Corporation, or ISR.  Lid Hair Studios and ISR anticipate entering into and completing the reverse merger transaction by September 30, 2008, although the parties have not entered into a definitive merger agreement as of the date of this Information Statement.  The proposed principal terms of the reverse merger transaction are described in this Information Statement.  The effectiveness of the corporate actions is conditioned on Lid Hair Studios and ISR entering into a definitive agreement and consummating a reverse merger transaction by September 30, 2008; if these events do not occur, then the name change, the preferred stock action and the reverse stock split will not occur.

The Board of Directors anticipates that if the reverse merger transaction is consummated, the corporate actions will be effected on or about September 30, 2008, representing 20 days after this Information Statement is first mailed to stockholders.

CORPORATE HISTORY OF THE COMPANY

Lid Hair Studios International, Inc. was established on April 20, 2005 in the state of Nevada.  The company was originally incorporated under the name Belford Enterprises, Inc. and changed its name to Lid Hair Studios International Inc. on August 15, 2005.  Our operating subsidiary, Belford Enterprises B.C. Ltd., doing business as Lid Hair Studio was established June 7, 2005, in the City of Vancouver, British Columbia Canada.  We are in the hair salon and personal services business and provide related personal services including but not limited to hair cuts, permanents, styling, manicures, and pedicures.  We currently employ one manager and two stylists.  Prior to, and upon condition of,  the consummation of the proposed merger, Lid Hair Studios will sell its operating subsidiary, Belford Enterprises B.C. Ltd. to its chief executive officer and principal stockholder, Eric Anderson, in exchange for all of the common stock of Lid Hair Studios held by Mr. Anderson.  See “Certain Relationships and Related Transactions” below for further details of the transaction which we refer to herein as the “Anderson transaction”.

DESCRIPTION OF THE CORPORATE ACTIONS

The corporate actions have been approved by the Board of Directors of Lid Hair Studios in contemplation of a proposed merger transaction with ISR.  In addition, on September [  ], 2008, Eric Anderson, the holder of a majority of Lid Hair Studios’ issued and outstanding common stock, executed a written consent approving and adopting the corporate actions, subject to the consummation of the proposed reverse merger.

ISR is a company formed for the purpose of acquiring and integrating businesses which develop advanced sensor technologies in the intelligence, surveillance and reconnaissance market sectors.  Upon consummation of the mergers contemplated by the acquisition agreements discussed below, ISR will manufacture and distribute optical sensors, thermal imaging equipment and other related products to the United States federal government, through the Department of Defense, Department of Homeland Security, the intelligence community and various federal agencies, and civilian customers through ISR’s three operating subsidiaries.  See “Information Relating to ISR” and “The Proposed Reverse Merger“ below for further information concerning ISR and the proposed reverse merger transaction.

The Name Change

Lid Hair Studios is contemplating a reverse merger with proposed terms that would require it to amend its Articles of Incorporation to change its name to “ISR Systems and Sensors Corporation.”  The Board of Directors believes that the name “ISR Systems and Sensors Corporation” more accurately reflects the business we will conduct in the event the proposed reverse merger is consummated.  The name change will enable industry and financial market participants to more closely associate us with the operating business of ISR following the consummation of the reverse merger transaction.

The Preferred Stock Action

Lid Hair Studios is contemplating a reverse merger with proposed terms that would require it to amend its Articles of Incorporation to increase the number of authorized capital stock by 5,000,000 shares and classify such shares as preferred stock.  Shares of preferred stock may be issued in one or more series, from time to time, at the discretion of the Board of Directors.  The amendment to the Articles of Incorporation will grant authority to the Board of Directors to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications and restrictions, of such preferences and rights, including without limitation:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	redemption privileges; and

•	liquidation preferences

of such series of preferred stock (which need not be uniform among series), all to the fullest extent permitted by the Nevada Revised Statutes. The resolution or resolutions providing for the creation or issuance of any series of preferred stock may provide that such series will be superior to, rank equally with, or be junior to any other series of preferred stock, all to the fullest extent permitted by law.

The general purpose and effect of the amendment to the Articles of Incorporation is to increase the authorized capital stock and to authorize the preferred stock, which will enhance Lid Hair Studios' ability to finance the development and operation of its business.  Potential uses of the additional authorized shares and preferred stock may include public or private offerings, conversions of convertible securities, issuance of options pursuant to employee benefit plans, acquisition transactions and other general corporate purposes.

The Board of Directors approved the amendment to authorize the preferred stock so that such shares would be available for issuance for such purposes without the requirement of further action by Lid Hair Studios’ stockholders.  No resolution, vote, or consent of the holders of the capital stock of Lid Hair Studios will be required in connection with the creation or issuance of any shares of any series of preferred stock authorized by and complying with the conditions of the Articles of Incorporation, except as may be required by applicable law or exchange regulations.  The ability to issue the preferred stock will give Lid Hair Studios greater flexibility to issue such shares, in most cases, without the expense or delay of seeking stockholder approval.

Pursuant to the proposed terms of the reverse merger and upon consummation thereof, the Board of Directors intends to issue an equal number of shares of preferred stock to the current holders of ISR in proportion to the amount of ISR preferred stock held by ISR preferred stockholders.  See “The Proposed Reverse Merger“ below for further information concerning the issuance of the preferred stock upon consummation of the reverse merger transaction.

The adoption of the amendment to the Articles of Incorporation will not of itself cause any changes in Lid Hair Studios’ capital accounts nor will the amendment to the Articles authorizing the preferred stock have any immediate effect on the rights of existing stockholders.  However, to the extent that additional common shares are issued in the future on the conversion of any preferred stock, such issuance will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued, could be dilutive to the existing stockholders.  Other than as disclosed herein, Lid Hair Studios does not currently have any plans, proposals, agreements or understandings, written or otherwise, for any transaction that would require the issuance of any preferred stock.

The Reverse Stock Split

Lid Hair Studios is contemplating a reverse merger with proposed terms that would require it to reduce the number of currently issued and outstanding shares of common stock.  This reduction in the number of outstanding shares would be accomplished by amending Lid Hair Studios’ Articles of Incorporation to permit a reverse stock split of its common stock.  As a result of the reverse stock split, holders of issued and outstanding shares of Lid Hair Studios’ common stock, after giving effect to the Anderson transaction, will receive one share of common stock for every eight shares of common stock held as of the close of business on the September 30, 2008.  No fractional shares of common stock will be issued in connection with the reverse stock split.  All fractional share amounts resulting from the reverse stock split will be rounded up to the next whole new share.

The ratio is based on the currently proposed terms of the reverse merger relating to the capitalization of Lid Hair Studios assuming the completion of the Anderson transaction and following consummation of the reverse merger.  Upon completion of the Anderson transaction and the reverse stock split, Lid Hair Studios will have 537,500 shares of common stock issued and outstanding.

Bid and ask quotations for the common stock currently appear on the OTC Bulletin Board under the symbol “LHSI.”  There is a limited trading market for our common stock such that our common stock has only traded for 11 days during the past 12 months.

The bid and asked prices for the common stock as reported by the OTC Bulletin Board on September [   ], 2008 were $[    ] and $[    ].  These over-the-counter market bid and ask quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.  The most recent trade date of our common stock as reported by the OTC Bulletin Board was on August 27, 2008.  As of September [  ], 2008, there were approximately 50 holders of record of the common stock.

Effects of the Reverse Stock Split

Number of Stockholders; Par Value and Authorized Shares.  As of the date of this Information Statement, there are 75,000,000 shares of common stock authorized at a par value of $0.001 per share and there were 50 stockholders of record.  The reverse stock split will not affect the number of stockholders of record, the par value of our common stock or the authorized number of shares of our common stock stated in our Articles of Incorporation.

Voting Rights.  Holders of common stock will continue to have one vote for each share of common stock owned after the reverse stock split.  Consequently, the voting and other rights of the holders of the common stock will not be affected by the reverse stock split (other than as a result of the reduction of the number of shares held by Lid Hair Studios’ current stockholders).

Issuance of Additional Shares.  The number of authorized but unissued shares of common stock will effectively be increased significantly by the reverse stock split because the 4,300,000 shares outstanding prior to the reverse stock split but after giving effect to the Anderson transaction, which represent approximately 5.7% of the 75,000,000 authorized shares of common stock, will be reduced to approximately 537,500 shares, or approximately 0.7% of the 75,000,000 authorized shares of common stock.

If the reverse merger is consummated pursuant to the terms that are currently proposed,  7,875,000 shares of common stock will be issued to the current stockholders of ISR.  This issuance may have the effect of diluting the earnings per share and book value per share, as well as the voting rights, of the currently outstanding shares of common stock.

Stockholders should note that the effect of the reverse stock split upon the market price for Lid Hair Studios’ common stock cannot be reliably predicted.  We cannot assure you that the market price for shares of our common stock will be proportionately greater after the reverse stock split than immediately prior to the reverse stock split, or that the market price will increase, or that any increase will be maintained for any period of time after the reverse stock split.  We also cannot assure you that the reverse stock split will not adversely impact the market price of Lid Hair Studios’ common stock.

Certain U.S. Federal Income Tax Considerations

The following description of the material U.S. federal income tax consequences of the reverse stock split to our stockholders is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and interpretations as in effect on the date of this Information Statement.  These authorities are subject to change, including possibly with retroactive effect, which could alter the U.S. federal tax consequences described below.  We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the reverse stock split.

This discussion is intended to provide only a general summary to stockholders who hold their common shares as capital assets and does not discuss the tax consequences of any other transaction that may occur before, after, or at the same time as the reverse stock split.  This discussion does not address every aspect of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to persons who are otherwise subject to special tax treatment, including, without limitation:  (i) a partnership, subchapter S corporation, trust or other pass-through entity; (ii) dealers in securities; (iii) banks or other financial institutions; (iv) insurance companies; (v) mutual funds; (vi) tax exempt organizations or pension funds; (vii) a foreign person, foreign entity or U.S. expatriate; (viii) persons who may be subject to the alternative minimum tax provisions of the Code; (ix) a stockholder whose functional currency is not the U.S. dollar; (x) persons who acquired their common stock in connection with stock option or stock purchase plans or in other compensatory transactions; (xi) holders of options, warrants, convertible debt or similar rights to acquire our common stock; or (xii) persons who hold their common stock as part of a hedging, straddle, conversion or other risk reduction transaction.

In general, because the stockholders are receiving only common stock in the reverse stock split and there is no plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits (other than through the effect of a distribution of property that is treated as an isolated redemption of stock within the meaning of the Treasury Regulations under Section 305 of the Code), the stockholders should not recognize any gain or loss in the reverse stock split for U.S. federal income tax purposes.  The aggregate adjusted tax basis of the common shares received by a stockholder in the reverse stock split, including any shares issued pursuant to the rounding up of fractional shares to the next whole new share, will equal the aggregate adjusted tax basis of the common shares surrendered by such stockholder in the reverse stock split.  The holding period of the shares of common stock received by a stockholder in the reverse stock split will include the period during which such stockholder held the common shares surrendered therefor.

The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder depending upon the jurisdiction in which such stockholder resides.  Stockholders are urged to consult their own tax advisors regarding the specific tax consequences to them of the reverse stock split, including the applicable federal, state, local and foreign tax consequences, if any.

Pursuant to a written consent effective as of September [  ], 2008, Eric Anderson, holder of a majority of Lid Hair Studios’ issued and outstanding common stock, consented to the amendment of the Articles of Incorporation effecting the name change, the preferred stock action and the reverse stock split, subject to the consummation of the proposed reverse merger.  A copy of the proposed Certificate of Amendment to Lid Hair Studios’ Articles of Incorporation is annexed to this Information Statement as Annex A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of  September [  ], 2008, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group.  The table also reflects the ownership of our common stock by the foregoing parties before and after the reverse stock split in the event the reverse merger is consummated:

NAME	AMOUNT AND NATURE OF BENEFICIAL SHARES OWNED(1)	PERCENT OF OUTSTANDING OWNERSHIP

Eric Steven Anderson	5,000,000(2)	53.8%
Amber Warren	160,000	1.7%
All officers and directors as a group (2 persons)	5,160,000	55.5%

(1)	Reflects the amount of shares of Lid Hair Studios’ common stock owned prior to giving effect to the reverse split, the reverse merger and the Anderson transaction.

(2)	See “Certain Relationships and Related Transactions” below in connection with Eric Anderson’s contemplated disposition of his stock ownership prior to the reverse stock split and subject to the consummation of the reverse merger.

THE PROPOSED REVERSE MERGER

Lid Hair Studios is contemplating entering into an agreement and plan of merger with ISR Systems and Sensor Corporation, or ISR, and a wholly owned subsidiary of Lid Hair Studios.  No merger agreement has yet been executed.  Although not yet finalized, the principal economic terms of the proposed reverse merger are contemplated as follows:

(i)	ISR will, after satisfaction of certain conditions, be merged with a newly formed acquisition subsidiary of Lid Hair Studios (with ISR as the surviving subsidiary after such merger);

(ii)	Approximately 7,875,000 shares of the common stock of Lid Hair Studios will be issued to or reserved for issuance to the stockholders of ISR;

(iii)
outstanding promissory notes, series A preferred stock and common stock warrants of ISR, which will be issued in a private placement transaction prior to the consummation of the reverse merger, will be exchanged for like securities with identical terms (see “Details of ISR’s Private Placement” below);

(iv)	412,500 shares of common stock of ISR issued in a bridge financing prior to the private placement offering will be exchanged for an identical number of shares of common stock of Lid Hair Studios; and

(v)	Eric Anderson will provide indemnification to ISR for breaches of the merger agreement by Lid Hair Studios and related parties.

Lid Hair Studios and ISR anticipate entering into and completing the reverse merger transaction by September 30, 2008 although the parties have not yet entered into a definitive merger agreement as of the date of this Information Statement.  However, in anticipation of entering into a definitive merger agreement and the consummation of the reverse merger transaction by September 30, 2008, and in order to comply with applicable SEC and Nevada state regulations relating to the timing of notice to stockholders, the Board has approved the corporate actions specified in this Information Statement and has submitted them to Eric Anderson, the majority stockholder, for approval.  On September [  ], 2008, Mr. Anderson executed a written consent approving and adopting the corporate actions, subject to the consummation of the proposed reverse merger.

While we will use our best efforts to enter into a definitive merger agreement and to consummate the reverse merger by September 30, 2008, we have no assurance that we will indeed be able to enter into or consummate the reverse merger transaction by September 30, 2008 or on any date thereafter.  In the event we do not consummate the reverse merger transaction, the corporate actions referenced in this Information Statement will not be effected.

Details of ISR’s Private Placement

ISR is conducting a private placement offering, whereby ISR is offering to sell a minimum of 150 units and a maximum of 180 units.  Each unit will be sold for $100,000 per unit for aggregate offering proceeds of $18,000,000 if the maximum amount of units are sold.  Each unit will consist of: (i) $66,666 principal amount of an 8% senior secured convertible note due on June 30, 2010, (ii) 6,666.67 shares of 8% series A convertible preferred stock and (iii) a warrant, exercisable at $7.50 per share, to purchase up to 50% of the shares of ISR’s common stock that are issuable upon conversion of the notes and the series A preferred stock.  The notes are convertible at a price of $5.00 per share of common stock, subject to certain anti-dilution protections.  The shares of series A preferred stock are convertible into common stock on a 1:1 ratio.  The notes, series A preferred stock and warrants have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  Upon consummation of the reverse merger, each of these notes, series A preferred stock and warrants will be exchanged for an equal amount of notes, series A preferred stock and warrants of Lid Hair Studios.  ISR, as a subsidiary of Lid Hair Studios, will guaranty payment of the Lid Hair Studios’ notes, and Lid Hair Studios will pledge 100% of the shares of the capital stock of the subsidiaries of ISR to the holders of its notes.

Stock Ownership in the event the Reverse Merger is Consummated

After giving effect to the Anderson transaction and the consummation of the reverse merger, the following table sets forth certain information regarding the ownership of our common stock by:

•	each proposed director;

•	each proposed executive officer; and

•	all proposed directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities.  Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  Unless otherwise indicated below, each beneficial owner named in the table has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name	Amount and Nature of Beneficial Ownership	Percentage of Ownership(1)

James Herrmann	1,831,499	12.8%

Omar Peraza	1,831,499	12.8%

Highland Partners and associates(2)	1,831,499	12.8%

William Axelrod	1,000,000	7.0%

Timothy Arion	600,000	4.2%

Paul Murphy	160,000	1.1%

All executive officers and directors as a group (5 persons)	5,422,999	37.8%

(1)
Number of common stock issued and outstanding used to determine percentage of beneficial ownership reflects: (i) shares owned by the current stockholders of ISR; (ii) shares issuable upon exercise of the convertible notes, series A preferred stock and warrants issued in the private placement assuming maximum sale of the units and (iii) shares issuable to the bridge financing investors and upon exercise of warrants issued to ISR’s placement agent in connection with its private placement.

(2)	Robert M. Rubin has investment control and dispositive power over the shares held by Highland Partners.

Information Relating to ISR

ISR is a company formed for the purpose of acquiring and integrating businesses which develop advanced sensor technologies in the intelligence, surveillance and reconnaissance market sectors.  ISR has entered into Agreements and Plans of Merger which we refer to as the acquisition agreements, pursuant to which ISR will acquire 100% of the outstanding capital stock of each of Wave Technologies Inc. (or Wave), EMX Inc. (or EMX), and SensArray Infrared Corporation (or SensArray).  Each of the acquisition agreements is among ISR, a newly formed wholly-owned subsidiary of ISR, the applicable target company and the principal stockholder(s) of that company.  Each acquisition agreement will provide that each of Wave, EMX and SensArray will be merged with and into a separate newly formed wholly-owned subsidiary of ISR and each of Wave, EMX and SensArray will be the surviving corporation in their respective merger and, upon completion of the mergers, each of Wave, EMX and SensArray will become a wholly-owned subsidiary of ISR.  The completion of the foregoing mergers and the closing under each acquisition agreement will be subject to, among other things, ISR obtaining the necessary financing to complete each transaction through ISR’s completion of the sale of the 180 units of securities in its $18.0 million private placement.

ISR intends to commence the manufacture and distribution of optical sensors, thermal imaging equipment and other related products through the acquisition of Wave, EMX and SensArray.  Following such acquisitions, which will occur simultaneous with the closing of the private placement offering, ISR intends to develop and integrate the operations of those subsidiary corporations.  ISR’s customers will consist primarily of the United States federal government, through the Department of Defense, Department of Homeland Security, the intelligence community and various federal agencies, and civilian customers.  Through the acquisition of Wave, EMX and SensArray, as well as the execution of subsequent acquisitions and strategic relationships, ISR intends to offer its customers a comprehensive array of sensor and related technologies.  These technologies will give ISR the ability to provide a broad range of solutions to its customers’ needs, regardless of the type of sensors they may require or the environment in which they are to be used.

The senior management of ISR, led by James Herrmann, ISR’s founder and President and Chief Executive Officer, and Omar Peraza, the Chairman of the Board of ISR, have extensive experience in the intelligence, reconnaissance and surveillance technology industry and in the acquisition, integration and sale of businesses.

ISR was incorporated in the State of Delaware in February 2007.  ISR has not commenced significant operations and has not generated any revenues to date.  The offices of ISR are currently located at 6597 Nicholas Boulevard, Unit 1504, Naples, Florida 34108 and its telephone number is 978-352-6246.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Subject to the consummation of the reverse merger and prior to the effect of the reverse stock split, it is contemplated that Eric Anderson will transfer 5,000,000 shares of common stock of Lid Hair Studios to Lid Hair Studios in exchange for 100% of the issued and outstanding shares of Lid Hair Studios’ wholly-owned subsidiary, Belford Enterprises B.C. Ltd., d/b/a Lid Hair Studio.  Lid Hair Studios will cancel the shares of common stock received from Eric Anderson prior to effecting the reverse stock split which will reduce the amount of common stock then issued and outstanding.  Eric Anderson and Lid Hair Studios have not yet entered into a binding agreement with respect to such transaction.

ANNUAL REPORT

Our Annual Report on Form 10-KSB for the fiscal year ending May 31, 2008 is being mailed, together with this Information Statement, to stockholders on September 10, 2008.  No part of such Annual Report will be regarded as proxy-soliciting material or as a communication by means of which any solicitation is being or is to be made.

FINANCIAL AND OTHER INFORMATION

The following information, which is contained in our Annual Report on Form 10-KSB for the fiscal year ending May 31, 2008 (our “2008 Annual Report”), is incorporated herein by reference:

•
Our consolidated balance sheets as of May 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows (and the notes thereto) for each of the years ended May 31, 2008 and 2007; and

•	The section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained on pages 4 through 8 of our 2008 Annual Report.

In addition, a copy of the proposed Certificate of Amendment to Lid Hair Studios’ Articles of Incorporation is annexed to this Information Statement as Annex A.

DISTRIBUTION AND COSTS

Lid Hair Studios will pay the cost of preparing, printing and distributing this Information Statement.  Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders.  Upon receipt of a written request at the address noted above, Lid Hair Studios will deliver an additional copy of this Information Statement and future stockholder communication documents to any stockholder sharing an address to which a single copy is now delivered.

ABSENCE OF DISSENTERS’ RIGHTS OF APPRAISAL

Neither the adoption by the Board of Directors, nor the approval by the majority stockholder of the actions set forth in this Information Statement requiring Board and stockholder approval, provides stockholders any right to dissent and obtain appraisal of or payment for such stockholder's shares under Chapter 78 of the Revised Nevada Statutes, the Articles of Incorporation or the By-laws of Lid Hair Studios.

ANNEX A

CERTIFICATE OF AMENDMENT
TO
AMENDED ARTICLES OF INCORPORATION
OF
Lid Hair Studios International, Inc.

LID HAIR STUDIOS INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the Private Corporations Law of the State of Nevada (the “Corporation”), does hereby certify as follows:

That the name of the Corporation is:  LID HAIR STUDIOS INTERNATIONAL, INC.

That the original Articles of Incorporation was filed with the Secretary of State of the State of Nevada on April 20, 2005 and that an Amended Articles of Incorporation was filed with the Secretary of State of the State of Nevada on August 15, 2005.

Pursuant to a unanimous written consent of the Board of Directors of the Corporation dated as of [       ], 2008, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendments to the Corporation’s Amended Certificate of Incorporation:

That Article FIRST should be deleted in its entirety and replaced with the following:  “The name of the corporation is ISR SYSTEMS AND SENSORS CORPORATION (the “Corporation”).”

That Article FOURTH, paragraph 1 be amended to read in its entirety as follows:

“1.           Classes and Number of Shares.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Eighty Million (80,000,000) of which:

75,000,000 shares shall be Common Stock having a par value of $0.001 per share; and

5,000,000 shares shall be Preferred Stock having a par value of $0.001 per share.”

That Article FOURTH, paragraph 5 be inserted to read as follows:

“5.           Powers and Rights of Preferred Stock.

Shares of preferred stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of preferred stock.

Authority is hereby granted to the Board of Directors from time to time to issue the preferred stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of preferred stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the Nevada Revised Statutes.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of preferred stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of preferred stock, all to the fullest extent permitted by law.  No resolution, vote, or consent of the holders of the capital stock of this corporation shall be required in connection with the creation or issuance of any shares of any series of preferred stock authorized by and complying with the conditions of these Articles of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of this Corporation.”

That Article FOURTH, paragraph 6 be inserted to read as follows:

“6.           Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of Nevada (the “Effective Time”), there is effective an eight for one reverse stock split (the “Reverse Split”) of the Corporation’s issued and outstanding shares of Common Stock, whereby each share of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall, automatically without any action on the part of the holder thereof, be combined and converted into 0.125 shares for one share of Common Stock (the “New Common Stock”).  All fractional share amounts resulting from the reverse stock split will be rounded up to the next whole share of New Common Stock.”

Pursuant to a written consent of the holder of a majority of the Corporation’s common stock dated as of [       ], 2008, the foregoing amendments were duly approved, adopted and ratified.

That the amendments to the Amended Articles of Incorporation of the Corporation set forth in this Certificate of Amendment have been duly adopted in accordance with Chapter 78 of the Private Corporations Law of the State of Nevada.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of September [       ], 2008.

LID HAIR STUDIOS INTERNATIONAL, INC.

By:
Name: Eric Anderson
Title: President and Chief Executive Officer